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[LOGO OF     FRIEDMAN, BILLINGS, RAMSEY & CO. INC.      Institutional
FRIEDMAN,                                               Brokerage
BILLINGS,                                               Research
RAMSEY &                                                Investment Banking
CO. INC.]
                                                        Potomac Tower
                                                        1001 Nineteenth
                                                        Street North
                                                        Arlington, Virginia
                                                        22209-1710

                                                        Telephone (703) 312-9500
                                                        Fax (703) 312-9501

                                          June 4, 1997

Board of Directors
DIGEX Incorporated
One DIGEX Plaza
Beltsville, MD 20705

Board of Directors:

  We understand that DIGEX, Incorporated ("DIGEX") is considering entering into an agreement, dated June 4, 1997, (the "Agreement") with Intermedia Communications ("Intermedia") pursuant to which, among other things, a wholly-owned subsidiary of Intermedia will be merged with and into DIGEX in a transaction (the "Merger") in which each outstanding share of DIGEX common stock, par value $0.01 per share (the "Shares"), will, as more fully described in the Agreement, be exchanged into $13.00 in cash payable by Intermedia. The Merger is expected to be considered and voted upon by the shareholders of DIGEX at a special shareholders meeting to be held as soon as practicable. The terms and conditions of the Merger are more fully set forth in the Agreement and certain related agreements.

  You have asked us whether, in our opinion, the cash consideration to be received by the holders of the Shares in the Merger is fair to such shareholders from a financial point of view.

  In arriving at this opinion, set forth below, we have, among other things:

   1. Reviewed DIGEX's Annual Reports to Stockholders for the fiscal years ended December 31, 1993 through 1995 and DIGEX's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the fiscal year ended December 31, 1996;

   2. Reviewed Intermedia's Annual Reports on Form 10-K filed with the SEC for the fiscal years ended December 31, 1995 and December 31, 1996;

   3. Reviewed Intermedia's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997 filed with the SEC;

   4. Reviewed DIGEX's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997 filed with the SEC;

   5. Conducted limited discussions with the members of senior management of DIGEX concerning the financial condition, businesses, assets and prospects for DIGEX;

   6. Reviewed the historical market prices and trading activity for the Shares and compared them with those of certain publicly traded companies which we deemed to be relevant;

   7. Compared the results of operations and financial condition of DIGEX with those of certain publicly-traded Internet service providers that we deemed to be reasonably comparable to DIGEX;
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  FRIEDMAN, BILLINGS, RAMSEY & CO. INC.

DIGEX, Incorporated
June 4, 1997
Page 2

 8. Participated in discussions and negotiations among representatives of DIGEX and representatives of Intermedia;

 9. Compared the proposed financial terms of the Agreement with the financial terms, to the extent publicly available, of certain acquisition transactions that we deemed to be relevant;

10. Reviewed the Agreement and the related agreements; and

11. Performed such other analyses and reviewed and analyzed such other information as we deemed appropriate.

  In rendering this opinion, we did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning DIGEX furnished to us by DIGEX or the publicly-available financial and other information regarding DIGEX, Intermedia and other Internet service providers. We have assumed that all such information is accurate and complete. We have further relied on the assurances of senior management of DIGEX that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading. We have also assumed and relied upon the senior management of DIGEX as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) discussed with us. In that regard, we have assumed with your consent that such information reflects the currently available estimates and judgments of management as to the future financial performance of DIGEX. In addition, we have assumed that there has been no material change in DIGEX's assets, financial condition, result of operations, business or prospects since December 31, 1996. We did not undertake an independent appraisal of the assets or liabilities of DIGEX nor were we furnished with any such appraisals. Our conclusions and opinion are necessarily based upon economic, market and other conditions and the information made available to us as of the date of this opinion, and we express no opinion on matters of a legal, regulatory, tax or accounting nature related to the Merger.

  In connection with the preparation of this opinion, with the consent of the Board of Directors, we have not been authorized by DIGEX to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of DIGEX.

  We have been retained by the Board of Directors of DIGEX as an independent contractor to act as financial advisor to DIGEX with respect to the Merger and will receive a fee for our services. Our opinion is directed to the Board of Directors of DIGEX and does not constitute a recommendation to any shareholder of DIGEX as to how such shareholder should vote at any shareholder meeting of DIGEX held in connection with the Merger.

  In the ordinary course of our business, we may effect transactions in the securities of DIGEX or Intermedia for our own account and/or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. From time to time, principals and/or employees of FBR may also have positions in the securities.

  Based upon and subject to the foregoing, we are of the opinion that the cash consideration to be received by the holders of the Shares in the Merger is fair to such shareholders from a financial point of view.
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  FRIEDMAN, BILLINGS, RAMSEY & CO. INC.

DIGEX, Incorporated
June 4, 1997
Page 3

  This letter is solely for the information of the Board of Directors of DIGEX and may not be relied upon by any other person or used for any other purpose, reproduced, disseminated, quoted from or referred to without our prior written consent.

                                          Very truly yours,

                                          FRIEDMAN, BILLINGS, RAMSEY & CO.,
                                          INC.

                                          By: /s/ Suzanne N. Richardson
                                             ----------------------------------
                                             Suzanne N. Richardson
                                             Managing Director